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                                                                    Exhibit 99.2

DRAFT 3/23/98 10 a.m.
FINAL REVIEWS/APPROVALS BY NOON 3/23/1998

                                                                            NEWS
Cognizant

                                                           FOR IMMEDIATE RELEASE

Contact:    Joseph C. Allen               Jeremy Walsh
            Cognizant Corporation         PMSI
            (203) 222-4235                44-181-614-3210

              IMS HEALTH SIGNS DEFINITIVE AGREEMENT TO ACQUIRE PMSI

           COGNIZANT CORPORATION SPIN-OFF CONSOLIDATES ITS LEADERSHIP
                IN SALES MANAGEMENT AND MARKET RESEARCH SERVICES

Westport, CT, Mar. 23, 1998 -- Cognizant Corporation (NYSE:CZT) and Pharmaceutical Marketing Services Inc. (NASDAQ:PMRX) today jointly announced the signing of a definitive agreement for IMS HEALTH to acquire PMSI. IMS HEALTH is the premier global provider of information solutions to the pharmaceutical and healthcare industries, with more than $1 billion in 1997 revenue.

         "PMSI strengthens the core IMS business," said Victoria R. Fash, president and chief operating officer of IMS HEALTH. "Pharmaceutically industry mergers, competition, and government cost-containment are driving unprecedented demand for our customers to increase productivity. The IMS value proposition is to offer decision support information and business insight designed to enhance customer sales and marketing. PMSI augments our physician targeting capabilities in Europe, and enhances global market research through Scott-Levin."
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         Under terms of the agreement, PMSI shareholders will receive .2800 shares of Cognizant common stock per PMSI share, as payment to shareholders of $180 million. The number of Cognizant shares received is subject to a collar adjustment based on the price of Cognizant shares during a period prior to the closing of the transaction. PMSI currently has approximately 12.4 million shares outstanding.

         The transaction has been independently authorized by the Cognizant and PMSI boards of directors, and is subject to approval by PMSI shareholders. The transaction will be accounted for under purchase accounting and is expected to be tax-free, and is projected to close in the second quarter of 1998, subject to regulatory approval.

         New York-based PMSI had ongoing information services revenue of $74 million for its fiscal year ended June 30, 1997, and employs approximately 500 professionals in nine countries. PMSI was established in 1991 and provides a range of information services to pharmaceutical and healthcare companies in the U.S., Europe and Japan. On Dec. 15, 1997, PMSI completed the acquisition of Source Europe, a business delivering prescription database services in five European countries. Scott-Levin, PMSI's U.S. subsidiary, provides market research and managed care audits, as well as strategic consulting, to pharmaceutical companies in the U.S. PMSI is the international leader in physician profiling database services, with its Scriptrac(TM) service offered in Europe and Japan.

         "We believe this is the best way of building our shareholder value," said Dennis M.J. Turner, PMSI's chief executive officer. "Our international physician profiling service, European prescription drug database services, managed care services and strategic studies will further
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expand the IMS HEALTH product and service portfolio. The resulting combined business will provide high-quality services to our customers and will have greater reach throughout the world."

         IMS HEALTH is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. Pharmaceutical sales, prescription and market data and analysis are offered, along with decision support systems that facilitate the advancement of world health. IMS HEALTH operates in more than 90 countries, and its businesses include: IMS, the leading global provider of sales management and market research information to pharmaceutical companies; Erisco, a provider of software-based administrative and analytical solutions to the healthcare industry; Cognizant Technology Solutions, an outsourcer of software applications and development services; and Enterprises, the company's venture capital unit, focused on investments in emerging healthcare businesses. IMS HEALTH is also the largest shareholder of GartnerGroup (NASDAQ:GART), the premier provider of research and advisory services to the information technology industry.

         IMS HEALTH is currently a unit of Cognizant Corporation (NYSE:CZT). On Jan. 15, 1998, Cognizant announced plans to become two independent public companies by mid-1998: IMS HEALTH and Nielsen Media Research. Additional information is available at Cognizant's Website: http//www.cognizantcorp.com

                                       ###

Mar. 23, 1998

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Cognizant believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of Cognizant, IMS HEALTH, or PMSI to differ
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materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) the ability to develop new or advanced technologies and systems for their businesses on a cost-effective basis, (iii) the ability to successfully achieve estimated effective tax rates and corporate overhead levels, (iv) regulatory and legislative initiatives, particularly in the area of medical privacy, (v) deterioration in economic conditions, particularly in the pharmaceutical, healthcare, information technology or other industries in which their customers operate, (vi) conditions in the securities markets which may affect the value or liquidity of portfolio investments, and
(vii) other factors detailed in Cognizant's SEC filings.